AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
PATHWAYS COMMUNITY SERVICES LLC,
A Delaware Limited Liability Company

(FORMERLY KNOWN AS PROVIDENCE COMMUNITY SERVICES, LLC)

This Amended and Restated Limited Liability Company Operating Agreement (this "Agreement") is made and entered into effective as of April 8, 2016 (the "Effective Date"), by Pathways Health and Community Support LLC, a Delaware limited liability company, as the sole member (the "Member") of Pathways Community Services LLC, a Delaware limited liability company (the "Company").

1.    The Company was formed on June 3, 1998, upon the filing of the Company's Certificate of Formation (the "Certificate") with the Delaware Division of Corporations pursuant to the Delaware Limited Liability Company Act (the "Act"). The rights and obligations of the Member and the terms and conditions of the Company shall be governed by the provisions of the Act and this Agreement. To the extent the provisions of the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern, but only to the extent permitted by law.

2.     Name. The name of the Company shall be Pathways Community Services LLC.

3.    Purpose. The purpose of the Company is to transact business as a provider of health care services and to engage in any lawful activity that a limited liability company may carry on under the Act.

4.    Principal Executive Office. The principal executive office for the transaction of business of the Company is hereby fixed and located at 4281 Katella Avenue, Suite 201, Los Alamitos, California 90720. The location of the principal executive office may be changed by approval of a majority of the authorized Managers, and additional offices may be established and maintained at such other place or places, either within or without the State of California, as the Board of Managers may from time to time designate.

5.    Other Offices. Branch or subordinate offices may at any time be established by the Board of Managers at any place or places where the Company is qualified to do business.

6.    Registered Office; Registered Agent. The address of the Company's registered office in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808,

and the name of its initial registered agent at such address shall be Corporation Service Company. The Company's registered agent or registered office may be changed by approval of a majority of the authorized Managers.

7.     Commencement and Term. The term of the Company commenced on June 3, 1998, and shall continue until it is dissolved, its affairs are wound up, and final liquidating distributions are made pursuant to this Agreement. Except as otherwise provided herein, the Company shall have perpetual existence.

8.    Tax Classification; Requirement of Separate Books and Records and Segregation of Assets and Liabilities. The Member acknowledges that because the Company will be deemed to have a single member for tax purposes, pursuant to Treasury Regulations Section 301.7701-3, the Company shall be disregarded as an entity separate from its owners for federal income tax purposes until the effective date of any election it may make to change its classification for federal income tax purposes to that of a corporation by filing IRS Form 8832, Entity Classification Election, or until the Company has more than one member for tax purposes, in which case it would be treated as a partnership for federal income tax purposes (provided that the Company has not elected on Form 8832 to be treated as a corporation). In all events, however, the Company shall keep books and records separate from those of the Member and shall at all times segregate and account for all of its assets and liabilities separately from those of the Member.

9.    Fiscal Year. The fiscal year of the Company shall end on December 31st of each year, unless another fiscal year is otherwise required by the U.S. Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

10.    Title to Assets; Transactions. The Company shall keep title to all of its assets in its own name and not in the name of the Member. The Company shall enter into and engage in all transactions in its own name and not in the name of the Member.

11.    Capital Contributions. As of the date hereof, the Member has made capital contributions to the Company on the dates and equal to the amounts reflected in the books and records of the Company. The Member shall make additional capital contributions in such form and at such time as the Member shall determine in its sole and absolute discretion; provided, however, that any such additional capital contributions shall be evidenced in writing and recorded in the books and records of the Company.

12.    Liability of Member. The Member shall not be liable for any debts or losses of capital or profits of the Company, whether arising in contract, tort or otherwise, or be required to contribute or lend funds to the Company.

13.    Distributions. Subject only to (i) the laws of fraudulent conveyance of the State of Delaware; (ii) regulatory requirements applicable to the Company; and (iii) any and all other contractual restrictions agreed to by the Company or the Member in writing, the Board of Managers shall have authority to cause the Company to distribute cash or property to the Member, in such amounts, at such times and as of such record dates as the Board shall determine.

14.     Management.

(a)    Responsibility of Board of Managers. Subject to the provisions of the Act and to any limitations in the Certificate, the business and affairs of the Company shall be managed and all powers shall be exercised by or under the direction of the Board of Managers. The Board may delegate the management of the day-to-day operation of the business of the Company to a management company or other person, provided that the business and affairs of the Company shall be managed and all powers shall be exercised under the ultimate direction of the Board.

(b)    Number and Qualification of Managers. The authorized number of Managers shall be not less than one (1) nor more than three (3), and the exact number of Managers shall be one (1) until changed, within the limits specified above, by approval of the Member. No reduction of the authorized number of Managers shall have the effect of removing any Manager before that Manager's term of office expires. Each Manager shall be a natural person of at least eighteen (18) years of age and otherwise need not be a resident of the State of Delaware.

(c)    Term. Removal. Successors. Unless the Manager resigns or is removed, the Manager shall hold office until his or her successor is elected and qualified. Any vacancy occurring for any reason in the Board of Managers shall be filled by approval of the Member.

(d)    Compensation of Managers. Managers, as such, shall not receive any stated salary for their services as managers, but by resolution of the Board of Managers a fixed sum and expense of attendance, if any, may be allowed for attendance at each regular and special meeting of the Board; provided that nothing herein contained shall be construed to preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.

(e)    Committees of the Board. One of more Committees of the Board of Managers may be appointed by resolution passed by a majority of the authorized number of Managers of the Board. Each Committee shall be composed of one (1) or more Managers of the Board, and shall have such powers of the Board as may be expressly delegated to it by resolution of the Board, as permitted by the Act. The Board by resolution adopted by a majority of the entire Board may fill any vacancy in a Committee, appoint alternate members, abolish a Committee and remove any Manager from membership on a Committee.

The provisions of this Agreement governing meetings of Managers, notices of meeting, waiver of notice, quorum, and voting shall apply to meetings of a Committee. Any Committee, to the extent provided in the resolution of the Board, shall have all the authority of the Board, except with respect to:

(i)    The adoption, amendment, or the approval of any action for which the Act also requires approval by the Member of the Company;

(ii)    The creation or filling of vacancies on the Board or any Committee of the Board;

(iii)     The fixing of compensation of the Managers for serving on the Board or on any Committee;

(iv)     The adoption, alteration, amendment or repeal of this Agreement or the adoption of a new limited liability company operating agreement;

(v)     The amendment of the Certificate of Formation;

(vi)     The amendment or repeal of any resolution of the Board which by its express terms is not so amendable or repealable;

(vii)     A distribution to the Member, except at a rate or in a periodic amount or within a price range determined by the Board;

(viii)     The appointment of any other Committees of the Board or the members of these Committees;

(ix)    The approval of a plan of merger or share exchange or conversion of the Company;

(x)    The authorization or approval of the issuance, sale or contract for the sale of interests in the Company or determined rights, preferences or limitations, except within the limits prescribed by the Board;

(xi)    The election or removal of any officer or member of any Committee; or

(xii)     The action on matters committed by this Agreement or resolution of the Board exclusively to another Committee of the Board.

(f)    Resignation of a Manager. Any Manager may resign effective upon giving written notice to the Chairman of the Board of Managers, the President, the Board of Managers of the Company, the Member, or as otherwise allowed under the Act, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective.

(g)    Meetings of Managers. Meetings of the Board of Managers may be called by the Chairman of the Board, or the President, or any Vice President, or the Secretary, or any two (2) Managers and shall be held at the principal executive office of the Company, unless some other place is designated in the notice of the meeting. Any Manager may participate in a meeting through use of a conference telephone or similar communications equipment so long as all Managers participating in such a meeting can hear one another. Accurate minutes of any meeting of the Board or any Committee thereof, shall be maintained by the Secretary or other officer designated for that purpose. For special meetings of the Board of Managers, at least forty eight (48) hours' notice of the time, place and purpose of special meetings shall be delivered personally to the Managers or personally communicated to them by telephone, telegraph, or electronic transmission. Regular meetings of the Board may be held without notice if the time and place of such meetings are fixed by the Board. Unless the Act provides otherwise, the notice of a regular (including annual) meeting need not specify the purpose of the meeting.

(h)    Special Meeting of Managers and Required Notices. If the notice of a special meeting is sent to a Manager by letter, it shall be addressed to him or her at his or her address as it is shown upon the records of the Company, or if it is not so shown on such records or is not readily ascertainable, at the place in which the meetings of the Managers are regularly held. In case such notice is mailed, it shall be deposited in the United States mail, postage prepaid, in the place in which the principal executive office of the Company is located at least four (4) days prior to the time of the holding of the meeting. The mailing, telegraphing, telephoning or delivery as above provided and any other method allowed by the Act shall be due, legal, and personal notice to the Manager.

(i)    Notice of Adjournment of Meetings. A majority of Managers present at a meeting, whether or not constituting a quorum, may adjourn the meeting to another time and place. Notice of the time and place of holding an adjourned meeting need not be given to absent Managers if the time and place be fixed at the meeting adjourned and held within any twenty four (24) hours, but if adjourned more than twenty-four (24) hours, notice shall be given to all Managers not present at the time of the adjournment.

(j)    Waiver or Lack of Notice of Meeting of Managers. If there is any lack of required notice of any meeting of Managers, then the transactions thereof are as valid as if had at a meeting regularly called and noticed provided all of the Managers are present at the meeting of Managers, however called or noticed, or all of the Managers not present sign a written consent to the holding of the meeting or approval of the minutes on the records of such meeting, before or after the time or date of meeting stated in the notice. The waiver, consent or approval shall be filed with the Secretary of the Company with the minutes or corporate records. If a Manager attends a meeting without notice but without protesting or objecting to the holding of the meeting prior thereto or at its commencement, the Manager shall be treated as present at the meeting and as waiver of any notice to him.

(k)    Managers Action without Meeting. Any action required or permitted to be taken by the Board of Managers may be taken without a meeting and with the same force and effect as if taken by a unanimous vote of the Managers, if authorized by a writing setting forth the action taken and signed individually or collectively by all members of the Board. Such consent reflecting the action taken shall be filed with the regular minutes of the Board or filed with corporate records.

(l)    Quorum for Meetings of Managers. Unless otherwise provided under the Act, a majority of the total number of Managers shall be necessary to constitute a quorum for the transaction of business. The action of a majority of the Managers present at any meeting at which there is a quorum, when duly assembled, is valid as a limited liability company act; provided that a minority of the Managers, in the absence of a quorum, may adjourn from time to time, but may not transact any business. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Managers, if any action taken is approved by a majority of the required quorum for such meeting.

(m)    Electronic Participation in Meetings of Managers. Members of the Board may participate in a meeting of Managers by means of a telephone conference, electronic video screen communication, electric transmission by and to the Company, or any similar method of electronic communication by which all persons participating in the meeting can hear each other. Participation by such means constitutes presence in person at the meeting.

15.    Officers. The officers of the Company shall be a President, a Secretary, and a Treasurer. The Company may also have, at the discretion of the Board of Managers, a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Vice Presidents, and such other officers as may be appointed in accordance with the provisions of Section 15(b) below. Any number of offices may be held by the same persons. Any two (2) or more offices may be held simultaneously by the same person.

(a)    Appointment of Officers. The officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 15(b) below relating to appointment of subordinate officers, or Section 15(d) below relating to vacancies, shall be chosen annually by the Board of Managers, and each shall hold office until he or she shall resign or shall be removed or otherwise disqualified to serve, or a successor shall be elected and qualified.

(b)    Subordinate Officers. The Board of Managers may appoint such other officers as the business of the Company may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in this Agreement or as the Board may from time to time determine.

(c)    Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Managers, at any regular or special meeting to the Board. Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

(d)    Vacancies in an Office. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(e)    Chairman of the Board. The Chairman of the Board of Managers, if such an officer be elected, shall, if present, preside at meetings of the Board and exercise and perform such other powers and duties as may be from time to time assigned by the Board or prescribed by this Agreement. If there is no President, the Chairman of the Board shall in addition be the Chief Executive Officer of the Company and shall have the powers and duties prescribed in Section 15(f) below.

(f)    President. Subject to such supervisory powers, if any, as may be given by the Board of Managers to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the Company and shall, subject to the control of the Board, have general supervision, direction and control of the business and officers of the Company. He or she, in the absence of the Chairman of the Board, or if there be none, shall preside at all meetings of the Board. The President shall be ex officio a member of all the standing Committees, including the Executive Committee, if any, and shall have such other powers and duties as may be prescribed by the Board or this Agreement.

(g)    Vice President. In the absence of the President, the Vice President, if any, in order of their rank as fixed by the Board of Managers, or if not ranked, the Vice President designated by the Board, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to, all the restrictions upon, the President. The Vice President shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board or this Agreement.

(h)     Secretary. The Secretary shall have the following duties:

(i)    Book of Minutes. The Secretary shall keep, or cause to be kept, a book of minutes at the principal office or such other place as the Board of Managers may order, of all meetings of the Board, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at each meeting of the Board and the proceedings thereof.

(ii)    Notice of Meetings. The Secretary shall give, or cause to be given, notice of all the meetings of the Board required by this Agreement or by law. He or she shall have such other powers and perform such other duties as may be prescribed by the Board or by this Agreement.

(i)     Treasurer. The Treasurer shall keep and maintain, or cause to be kept and maintained in accordance with generally accepted accounting principles, adequate and correct accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, and earnings (or surplus). The books of account shall at all reasonable times be open to inspection by any Manager.

The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Company with such depositaries as may be designated by the Board of Managers. He or she shall disburse the funds of the Company as may be ordered by the Board, shall render to the President and Managers, whenever they request it, an account of all of his or her transactions and of the financial condition of the Company, and shall have such other powers and perform such other duties as may be prescribed by the Board or this Agreement.

16.    Insurance and Other Financial Arrangements. The Company may purchase and maintain insurance or make other financial arrangements on behalf of any Managers and officers for any liability asserted against that person and liability and expenses incurred by him or her in the capacity as a Manager or officer, or arising out of his or her status as such.

17.    Limitation of Liability. Except as otherwise provided herein or under applicable law, no person who is a Manager or officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

18.    Transfer of Interests. The Member may transfer his or her interest at such time, in such amount and pursuant to such terms, in whole or in part, as the Member shall in its sole discretion determine.

19.    Dissolution Events. The Company shall dissolve only upon the first to occur of any of the following events: (i) approval of the Member to dissolve the Company; or (ii) the entry of a decree of judicial dissolution under the Act.

20.     Winding Up. Upon dissolution of the Company the Managers shall wind up the Company's affairs.

21.    Liquidating Distributions. Following the dissolution of the Company, the assets of the Company shall be applied to satisfy claims of creditors and distributed to the Member in liquidation as provided in the Act by the persons charged with winding up the affairs of the Company.

22.    Books and Records. The Company shall keep books and records at its principal place of business, which shall set forth an accurate account of all transactions of the Company and which shall enable the Company to comply with the requirement that it segregate and account for its assets and liabilities separately from those of the Member. The Company shall prepare financial statements at least annually, which shall include at least a balance sheet and income statement.

23.    Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Member, and such Member's successors, transferees and assigns.

24.    Entire Agreement. This Agreement constitutes the entire agreement with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written including, without limitation, the Amended and Restated Operating Agreement of Providence Community Services, LLC (formerly known as Aspen MSO, LLC), effective May 2014. The Company shall have no oral operating agreements.

25.    Amendment by Member. The Member may from time to time amend, modify, repeal or otherwise change any provision of, or add any provision to, this Agreement. Any such amendment shall be in writing.

26.    Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

27.    Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

28.    Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of its Manager(s), the Member and other owners.

29.    Execution of Contracts and Instruments. The Board, except as otherwise provided in this Agreement, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement, or to pledge its credit or to render it liable for any purpose or for any amount.

IN WITNESS WHEREOF, the Member has executed this Amended and Restated Limited Liability Company Operating Agreement effective as of the Effective Date.

MEMBER:

PATHWAYS HEALTH AND COMMUNITY
SUPPORT LLC, a Delaware limited liability
company

/s/ Jeff D. Barlow
By: Jeff D. Barlow
Its: Secretary